SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT
              Pursuant to Section 13 or 15(d) of the Securities
                           Exchange Act of 1934


        Date of Report (Date of earliest event reported): October 3, 2002


                            SONEX RESEARCH, INC.
              (Exact name of registrant as specified in Charter)


         Maryland                  0-14465                52-1188993
      (State or other           (Commision file         (IRS employer
      jurisdiction of               number)           identification no.)
       incorporation)



                    23 Hudson Street, Annapolis, MD 21401
                   (Address of principal executive offices)


                              (410) 266-5556
             (Registrant's telephone number, including area code)


                                    N/A
         (Former name or former address, if changed since last report)

















ITEM 5. - OTHER EVENTS

On October 3, 2002, Sonex Research, Inc. (the "Company") posted the following notice to shareholders on its website (www.sonexresearch.com) and issued the notice over the wire services:


                     SONEX RECEIVES $744,246 CONTRACT FROM DARPA


ANNAPOLIS, MARYLAND, October 3, 2002 - SONEX RESEARCH, INC. (OTC BB: SONX) announced that it has received a $744,246, ten-month contract from the Defense Advanced Research Projects Agency (DARPA) to begin the design and development of a "heavy fuel" engine (HFE) conversion process for a 300 hp gasoline automotive engine for potential use in an experimental helicopter-type unmanned aerial vehicle (UAV) under development by DARPA's Tactical Technology Office (TTO).

The Department of Defense (DoD) prefers that engines used in UAVs and other military applications for which gasoline storage and use are undesirable, operate on less volatile, diesel-type, kerosene-based "heavy fuels" to reduce the hazard and logistics burden associated with gasoline. Sonex already has successfully established an HFE technology baseline by applying its patented Sonex Combustion System (SCS) technology to the conversion of several sizes of commercially available, lightweight, spark-ignite (SI), two-stroke gasoline engines for use in UAVs to start and operate on heavy fuels. This program with DARPA will focus on an SCS process to convert an existing SI, four-stroke, gasoline engine to heavy fuel.

Under the current level of effort and funding, Sonex expects to achieve a laboratory configuration of the SCS four-stroke engine operating on heavy fuels with power and fuel consumption essentially equal to operation of the stock engine on gasoline. The SCS HFE configuration will maintain the benefits of light weight gasoline engine design.

Sonex has been developing its SCS technology for in-cylinder control of ignition and combustion, designed to increase fuel mileage and reduce emissions of internal combustion engines. The SCS improves the combustion of fuel in engines through design modification of the pistons in four-stroke direct injected (DI) engines or the cylinder heads in two-stroke, SI gasoline engines to achieve chemical/turbulent enhancement of combustion.



CONTACT: Sonex Research, Inc.: George Ponticas, 410-266-5556, email: sonex@erols.com, www.sonexresearch.com; Investor Relations: The Scottsdale Group, Susan Ladue, 781-292-1050, email: info@thescottsdalegroup.com, www.thescottsdalegroup.com.



ABOUT DARPA

The Defense Advanced Research Projects Agency (DARPA) is an organization of 240 personnel (approximately 140 of which are technical) directly managing a budget of about $2.5 billion. The DARPA mission is to develop imaginative, innovative and often high-risk research ideas offering a significant technological impact that will go well beyond the normal evolutionary developmental approaches; and, to pursue these ideas from the demonstration of technical feasibility through the development of prototype systems. More information about DARPA can be found on the Internet at www.darpa.mil.


ABOUT SONEX

Sonex Research, Inc., a leader in the field of combustion technology, is developing its patented Sonex Combustion System (SCS) piston-based technology for in-cylinder control of ignition and combustion, designed to increase fuel mileage and reduce emissions of internal combustion engines. Sonex plans to complete development, commercialize and market its SCS Stratified Charge Radical Ignition (SCRI) combustion process to the automotive industry in response to forthcoming increases in national vehicle fuel mileage standards. Presently, high mileage, roomy and safe five-passenger automobiles using gasoline, direct injected (GDI) engines are sold only in Japan and Europe due to high emissions. Sonex intends to conclusively demonstrate that SCS-SCRI will enable GDI engined vehicles to achieve 50 mpg (highway) while meeting emissions standards to permit sale in the U.S. as a viable, near-term alternative to longer-term solutions such as improvements in hybrid propulsion systems or years of further R&D required for fuel cell technology to become practical.

Additionally, independent third-party testing has confirmed the potential of the SCS application for DI diesel engines to reduce harmful soot in-cylinder without increasing fuel consumption. Sonex is pursuing joint marketing and commercialization programs for the SCS low soot technology with committed industrial partners.

Other SCS designs are being used to convert gasoline engines of various sizes to operate on safer, diesel-type "heavy fuels" for use in military and commercial applications requiring light weight and safe handling and storage of fuel. Examples include UAVs (unmanned aerial vehicles) and ATVs (all-terrain vehicles) such as those used by U.S. defense forces in Afghanistan, as well as outboard engines, small watercraft used as targets, and generator sets.


CAUTION REGARDING FORWARD-LOOKING STATEMENTS

"Forward-looking" statements contained in this announcement, as well as all publicly disseminated material about the Company, are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Act. Such statements are based on current expectations, estimates, projections and assumptions by management with respect to matters such as commercial acceptance of the SCS technology, the impact of competition, and the Company's financial condition or results of operations. Readers are cautioned that such statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. Additional information regarding the risks faced by Sonex is provided in the Company's periodic filings with the Securities and Exchange Commission under the heading "Risk Factors". Such filings are available upon request from the Company or online in the EDGAR database at www.sec.gov.


                                 ###



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 3, 2002

SONEX RESEARCH, INC.
Registrant

/s/ George E. Ponticas
----------------------
George E. Ponticas
Chief Financial Officer